Exhibit 99.1

Inventergy Completes Restructuring of Preferred Shares

Allows For Non-Dilutive Funding for up to $3 Million to Grow Company Operations

Cupertino, CA -- (Marketwired) -- 07/27/17 -- Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced it has completed a restructuring agreement with holders of its Series E Preferred Stock.

As part of the Inventergy’s strategy to restructure its balance sheet, the Company entered into an amendment to its Series E Preferred Stock agreement. Previously, holders of the Series E Preferred Stock were able to convert to common shares at a 65% VWAP deduction above a per share price of $0.25.  With this amendment, holders of the Series E Preferred Stock amendment can convert to common shares at a fixed 35% discount from market without any limitation on price per share. The redemption premium of the Series E Preferred Stock amendment is also reduced from a 70% premium to a 35% premium.

In addition, Inventergy can now raise non-dilutive financing up to $3 million without having to use any of such funds for its Series E redemption. This agreement enables the Company to raise new non-dilutive financing to fund its operations, including repayment of short-term debt and accounts payable.

"This transaction is a significant milestone for our Company in potentially strengthening our balance sheet, and accelerating our operational and financial growth. With the support of our shareholders, we are able to enhance our cost of our capital and improve our credit characteristics which not only provides for better capital structure but also improves the vote of confidence for the future of Inventergy and revenue prospects.”

About Inventergy Global, Inc.
Inventergy Global, Inc. is Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy Global, visit www.inventergy.com.

Contact:
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inventergy.com  / 19925 Stevens Creek Blvd., Suite 100 / Cupertino, CA 95014